Exhibit 12.01

                                  HSBC USA Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                          2004          2003          2002          2001          2000
-----------------------------------------------------------------------------------------------------------------------------
Excluding interest on deposits:

Income before cumulative effect of accounting change .        $1,258        $  941        $  855        $  354        $  569

Applicable income tax expense ........................           718           570           510           226           339
Less undistributed equity earnings ...................            21             6             7             9             8
Fixed charges:
      Interest on:
          Borrowed funds .............................           132            91           232           337           445
          Long-term debt .............................           380           206           225           281           420
      One third of rents, net of income from subleases            19            17            17            18            22
                                                              ------        ------        ------        ------        ------
Total fixed charges ..................................           531           314           474           636           887
Earnings before taxes and cumulative effect of
  accounting change based on income and fixed charges         $2,486        $1,819        $1,832        $1,207        $1,787
                                                              ======        ======        ======        ======        ======

Ratio of earnings to fixed charges ...................          4.68          5.79          3.86          1.90          2.01
                                                              ======        ======        ======        ======        ======

Including interest on deposits:

Total fixed charges (as above) .......................        $  531        $  314        $  474        $  636        $  887
Add: Interest on deposits ............................           825           666           974         1,904         2,334
                                                              ------        ------        ------        ------        ------
Total fixed charges and interest on deposits .........        $1,356        $  980        $1,448        $2,540        $3,221
                                                              ======        ======        ======        ======        ======

Earnings before taxes and cumulative effect of
  accounting change based on income and fixed                                                                              `
  charges (as above) .................................        $2,486        $1,819        $1,832        $1,207        $1,787
Add: Interest on deposits ............................           825           666           974         1,904         2,334
                                                              ------        ------        ------        ------        ------
Total ................................................        $3,311        $2,485        $2,806        $3,111        $4,121
                                                              ======        ======        ======        ======        ======

Ratio of earnings to fixed charges ...................          2.44          2.54          1.94          1.22          1.28
                                                              ======        ======        ======        ======        ======


                                      146